Exhibit 99.1

Press Release

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

POWELL INDUSTRIES ANNOUNCES FISCAL 2015

FIRST QUARTER RESULTS

HOUSTON — FEBRUARY 3, 2015 — Powell Industries, Inc. (NASDAQ: POWL) (“Powell”), a leading supplier of custom engineered solutions for the management, distribution and control of electrical energy, today announced results for the fiscal 2015 first quarter ended December 31, 2014.

Revenues for the first quarter of fiscal 2015 were $152.6 million compared to revenues of $171.9 million for the first quarter of fiscal 2014. The Company reported a net loss from continuing operations for the first quarter of fiscal 2015 of $0.2 million, or $0.02 per diluted share, compared to income from continuing operations of $7.3 million, or $0.60 per diluted share, in the first quarter of fiscal 2014. The first quarter loss was primarily attributable to incremental costs and inefficiencies incurred to maintain customer project schedule commitments at its Canadian operations.

Michael A. Lucas, President and Chief Executive Officer, stated, “We were disappointed with the financial results for the first quarter of fiscal 2015 as the costs to hold customer schedules were higher than we had previously anticipated. Holding customer commitments and delivering quality solutions are critical in building long-term customer relationships, and we view the additional cost associated with producing the projects in our backlog as a necessity of high importance. We continue to work to improve project efficiencies throughout the organization.

“Our core oil and gas markets have experienced rapidly changing industry conditions as oil prices have declined in recent months. Our customers will respond to these changing conditions by re-examining the timing and returns of future projects, which will likely impact our bookings later this year. Projects already in our backlog will move forward. We have weathered market cycles in the past and understand the factors that drive customer capital investment decisions.”

New orders placed during the first quarter of fiscal 2015 totaled $154 million compared to $199 million in the fourth quarter of fiscal 2014 and compared to $192 million in the first quarter of fiscal 2014. The Company’s backlog for continuing operations as of December 31, 2014 was $506 million compared to $507 million as of September 30, 2014 and compared to $455 million at the end of last year’s first quarter.

OUTLOOK

The following statements are based on current expectations of the Company. These statements are forward-looking, and actual results may differ materially as further elaborated in the last paragraph below.

Based on its backlog and current business conditions, Powell Industries has reduced full year fiscal 2015 revenues to range between $625 million and $675 million from its previous guidance of $650 million to $710 million and has reduced fiscal year 2015 earnings to range between $1.25 and $1.75 per diluted share from its previous guidance of $1.75 to $2.30 per diluted share.

CONFERENCE CALL

Powell Industries has scheduled a conference call for Wednesday, February 4, 2015 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until February 11, 2015. To access the replay, dial 201-612-7415 using a passcode of 13598967#.

Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.

Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the management, distribution and control of electrical energy. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways. For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended December 31,
	2014	2013
(In thousands, except per share data)	(Unaudited)

Revenues	$152,601	$171,872
Cost of goods sold	131,532	136,714

Gross profit	21,069	35,158

Selling, general and administrative expenses	20,816	21,632
Research and development expenses	1,840	1,839
Amortization of intangible assets	118	416

Operating income (loss)	(1,705)	11,271

Other income	(507)	—
Interest expense	33	69
Interest income	(1)	(3)

Income (loss) before income taxes	(1,230)	11,205

Income tax provision (benefit)	(991)	3,937

Income (loss) from continuing operations	(239)	7,268

Income from discontinued operations, net of tax of zero and $502	—	987

Net income (loss)	$(239)	$8,255

Earnings (loss) per share:
Continuing operations	$(0.02)	$0.61
Discontinued operations	—	0.08

Basic earnings (loss) per share	$(0.02)	$0.69

Continuing operations	$(0.02)	$0.60
Discontinued operations	—	0.08

Diluted earnings (loss) per share	$(0.02)	$0.68

Weighted average shares:
Basic	12,041	11,994
Diluted	12,041	12,054

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$3,436	$2,978

Capital Expenditures	$18,962	$5,764

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2014	September 30, 2014
(In thousands)	(Unaudited)

Assets:

Current assets	$326,817	$357,327

Property, plant and equipment (net)	165,426	156,896

Long-term assets	28,645	27,220

Total assets	$520,888	$541,443

Liabilities & equity:

Current liabilities	$144,243	$158,099

Long-term debt and capital lease obligations, net of current maturities	2,400	2,800

Deferred and other long-term liabilities	10,090	9,447

Stockholders’ equity	364,155	371,097

Total liabilities and stockholders’ equity	$520,888	$541,443

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